UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b) AND
             (c) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                              (Amendment No. ___)*




                          Atheros Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    04743P108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]     Rule 13d-1(b)

             [ ]     Rule 13d-(c)

             [X]     Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 18 Pages

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  04743P108                                              13 G                  Page 2 of 18 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             Foundation Capital Management Co. II, L.L.C. (94-3294072 ) ("FCM2")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware, United States of America
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          3,190,629 shares, of which 2,833,785 shares are directly owned by
           BENEFICIALLY                       Foundation Capital II, L.P. ("FC2"), 119,282 shares are directly owned
      OWNED BY EACH REPORTING                 by Foundation Capital II Principals Fund, L.L.C. ("FC2P"), and 237,562
              PERSON                          shares are directly owned by Foundation Capital II Entrepreneurs Fund,
               WITH                           L.L.C. ("FC2E").  FCM2, the sole General Partner of FC2 and the sole
                                              Manager of FC2P and FC2E, may be deemed to have sole power to vote all of these shares.  FCM2 hereby disclaims beneficial ownership of shares reported herein, except to the extent of any pecuniary interest therein.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              3,190,629 shares, of which 2,833,785 shares are directly owned by
                                              Foundation Capital II, L.P. ("FC2"), 119,282 shares are directly owned by Foundation Capital II Principals Fund, L.L.C. ("FC2P"), and 237,562
                                              shares are directly owned by Foundation Capital II Entrepreneurs Fund,
                                              L.L.C. ("FC2E"). FCM2, the sole General Partner of FC2 and the sole
                                              Manager of FC2P and FC2E, may be deemed to have sole power to vote all of these shares. FCM2 hereby disclaims beneficial ownership of shares reported herein, except to the extent of any pecuniary interest therein.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             3,190,629 shares, of which 2,833,785 shares are directly owned by Foundation Capital II, L.P. ("FC2"),
             119,282 shares are directly owned by Foundation Capital II Principals Fund, L.L.C. ("FC2P"), and
             237,562 shares are directly owned by Foundation Capital II Entrepreneurs Fund, L.L.C. ("FC2E"). FCM2,
             the sole General Partner of FC2 and the sole Manager of FC2P and FC2E, may be deemed to have sole power to vote all of these shares. FCM2 hereby disclaims beneficial ownership of shares reported herein, except to the extent of any pecuniary interest therein.
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.01%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 18 Pages

----------------------------------------------------------                     ---------------------------------------
CUSIP NO.  04743P108                                              13 G                   Page 3 of 18 Pages
----------------------------------------------------------                     ---------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAMES OF REPORTING PERSONS.
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             Foundation Capital II, L.P. (94-3294074) ("FC2")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware, United States of America
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          2,833,785 shares
           BENEFICIALLY              -------- ------------------------------------------------------------------------
     OWNED BY EACH REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           0 shares
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              2,833,785 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                  2,833,785 shares
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    6.23%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 18 Pages

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  04743P108                                              13 G                  Page 4 of 18 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             Foundation Capital II Principals Fund, L.L.C. (94-3296579) ("FC2P")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware, United States of America
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          119,282 shares
           BENEFICIALLY              -------- ------------------------------------------------------------------------
     OWNED BY EACH REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           0 shares
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              119,282 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                  119,282 shares
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.26%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 18 Pages

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  04743P108                                              13 G                  Page 5 of 18 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             Foundation Capital II Entrepreneurs Fund, L.L.C. (94-3301748) ("FC2E")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware, United States of America
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          237,562 shares
           BENEFICIALLY              -------- ------------------------------------------------------------------------
     OWNED BY EACH REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           0 shares
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              237,562 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                  237,562  shares
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.52%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 18 Pages

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  04743P108                                              13 G                  Page 6 of 18 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             FC Leadership Management Co., L.L.C (91-2076858) ("FCLM")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware, United States of America
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          1,235,990 shares, of which 1,203,885 shares are directly owned by
           BENEFICIALLY                       Foundation Capital Leadership Fund, L.P. ("FCL") and 32,105 shares are
      OWNED BY EACH REPORTING                 directly owned by FC Leadership Principals Fund, L.L.C. ("FCLP").
              PERSON                          FCLM, the sole General Partner of FCL and the sole Manager of FCLP,
               WITH                           may be deemed to have sole power to vote all of these shares. FCLM hereby disclaims beneficial ownership of shares reported
                                              herein, except to the extent of any pecuniary interest therein.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              1,235,990 shares, of which 1,203,885 shares are directly owned by
                                              Foundation Capital Leadership Fund, L.P. ("FCL") and 32,105 shares are directly owned by FC Leadership Principals Fund, L.L.C. ("FCLP").
                                              FCLM, the sole General Partner of FCL and the sole Manager of FCLP, may be deemed to have sole power to vote all of these shares. FCLM hereby disclaims beneficial ownership of shares reported herein, except to the extent of any pecuniary interest therein.

                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             1,235,990 shares, of which 1,203,885 shares are directly owned by Foundation Capital Leadership Fund,
             L.P. ("FCL") and 32,105 shares are directly owned by FC Leadership Principals Fund, L.L.C. ("FCLP").
             FCLM, the sole General Partner of FCL and the sole Manager of FCLP, may be deemed to have sole power to vote all of these shares. FCLM hereby disclaims beneficial ownership of shares reported herein, except to the extent of any pecuniary interest therein.
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    2.72%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 18 Pages

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  04743P108                                              13 G                  Page 7 of 18 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             Foundation Capital Leadership Fund, L.P. (94-3370925) ("FCL")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware, United States of America
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          1,203,885 shares
           BENEFICIALLY              -------- ------------------------------------------------------------------------
     OWNED BY EACH REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           0 shares
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              1,203,885 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                  1,203,885 shares
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    2.65%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 18 Pages

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  04743P108                                              13 G                  Page 8 of 18 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             FC Leadership Principals Fund, L.L.C. (94-3377483) ("FCLP")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             Delaware, United States of America
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          32,105 shares
           BENEFICIALLY              -------- ------------------------------------------------------------------------
     OWNED BY EACH REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           0 shares
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              32,105 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              0 shares
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                  32,105 shares
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.07%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    PN
------------ ---------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 18 Pages

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  04743P108                                              13 G                  Page 9 of 18 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             James C.  Anderson ("Anderson")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             United States of America
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY              -------- ------------------------------------------------------------------------
     OWNED BY EACH REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           3,190,629 shares, of which 2,833,785 are directly owned by FC2,
                                              119,282 shares are directly owned by FC2P, and 237,562 shares are directly owned by FC2E. Anderson is a Manager of FCM2. Anderson may be
                                              deemed to have shared power to vote all of these shares. Anderson hereby disclaims beneficial ownership of shares reported herein, except to the extent of any pecuniary interest therein and any shares held in his name.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              3,190,629 shares, of which 2,833,785 are directly owned by FC2,
                                              119,282 shares are directly owned by FC2P, and 237,562 shares are directly owned by FC2E. Anderson is a Manager of FCM2. Anderson may be
                                              deemed to have shared power to vote all of these shares. Anderson hereby disclaims beneficial ownership of shares reported herein, except to the extent of any pecuniary interest therein and any shares held in his name.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                 3,190,629 shares
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    7.01%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 18 Pages

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  04743P108                                              13 G                  Page 10 of 18 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             William  B. Elmore ("Elmore")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             United States of America
------------ ---------------------------------------------------------------------------------------------------------

                 NUMBER OF           5        SOLE VOTING POWER
                  SHARES                      22,618 shares
               BENEFICIALLY          -------- ------------------------------------------------------------------------
         OWNED BY EACH REPORTING
                  PERSON             6        SHARED VOTING POWER
                   WITH                       4,426,619 shares, of which 2,833,785 are directly owned by FC2,
                                              119,282 shares are directly owned by FC2P, 237,562 shares are directly owned by FC2E, 1,203,885 shares are directly owned by FCL and 32,105 shares are directly owned by FCLP. Elmore is a Manager of FCM2 and
                                              FCLM. Elmore may be deemed to have shared power to vote all of these shares. Elmore hereby disclaims beneficial ownership of shares reported herein, except to the extent of any pecuniary interest therein and any shares held in his name.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              22,618 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              4,426,619 shares, of which 2,833,785 are directly owned by FC2,
                                              119,282 shares are directly owned by FC2P, 237,562 shares are directly owned by FC2E, 1,203,885 shares are directly owned by FCL and 32,105 shares are directly owned by FCLP. Elmore is a Manager of FCM2 and
                                              FCLM. Elmore may be deemed to have shared power to vote all of these shares. Elmore hereby disclaims beneficial ownership of shares reported herein, except to the extent of any pecuniary interest therein and any shares held in his name.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                  4,449,237 shares
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    9.73%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 10 of 18 Pages

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  04743P108                                              13 G                  Page 11 of 18 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             Kathryn C. Gould ("Gould")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             United States of America
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          81,942 shares
           BENEFICIALLY
     OWNED BY EACH REPORTING         -------- ------------------------------------------------------------------------
              PERSON                 6        SHARED VOTING POWER
               WITH                           4,426,619 shares, of which 2,833,785 are directly owned by FC2,
                                              119,282 shares are directly owned by FC2P, 237,562 shares are directly owned by FC2E, 1,203,885 shares are directly owned by FCL and 32,105 shares are directly owned by FCLP. Gould is a Manager of FCM2 and
                                              FCLM. Gould may be deemed to have shared power to vote all of these shares. Gould hereby disclaims beneficial ownership of shares reported herein, except to the extent of any pecuniary interest therein and any shares held in her name.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              81,942 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              4,426,619 shares, of which 2,833,785 are directly owned by FC2,
                                              119,282 shares are directly owned by FC2P, 237,562 shares are directly owned by FC2E, 1,203,885 shares are directly owned by FCL and 32,105 shares are directly owned by FCLP. Gould is a Manager of FCM2 and
                                              FCLM. Gould may be deemed to have shared power to vote all of these shares. Gould hereby disclaims beneficial ownership of shares reported herein, except to the extent of any pecuniary interest therein and any shares held in her name.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                  4,508,561 shares
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    9.73%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 11 of 18 Pages

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  04743P108                                              13 G                  Page 12 of 18 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             Paul G. Koontz ("Koontz")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             United States of America
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          0 shares
           BENEFICIALLY
     OWNED BY EACH REPORTING         -------- ------------------------------------------------------------------------
              PERSON
               WITH                  6        SHARED VOTING POWER
                                              4,426,619 shares, of which 2,833,785 are directly owned by FC2,
                                              119,282 shares are directly owned by FC2P, 237,562 shares are directly owned by FC2E, 1,203,885 shares are directly owned by FCL and 32,105 shares are directly owned by FCLP. Koontz is a Manager of FCM2 and
                                              FCLM. Koontz may be deemed to have shared power to vote all of these shares. Koontz hereby disclaims beneficial ownership of shares reported herein, except to the extent of any pecuniary interest therein and any shares held in his name.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              0 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              4,426,619 shares, of which 2,833,785 are directly owned by FC2,
                                              119,282 shares are directly owned by FC2P, 237,562 shares are directly owned by FC2E, 1,203,885 shares are directly owned by FCL and 32,105 shares are directly owned by FCLP. Koontz is a Manager of FCM2 and
                                              FCLM. Koontz may be deemed to have shared power to vote all of these shares. Koontz hereby disclaims beneficial ownership of shares reported herein, except to the extent of any pecuniary interest therein and any shares held in his name.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                  4,426,619 shares
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    9.73%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 12 of 18 Pages

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  04743P108                                              13 G                  Page 13 of 18 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             Michael  N. Schuh ("Schuh")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             United States of America
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          63,250 shares
           BENEFICIALLY              -------- ------------------------------------------------------------------------
     OWNED BY EACH REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           4,426,619 shares, of which 2,833,785 are directly owned by FC2,
                                              119,282 shares are directly owned by FC2P, 237,562 shares are directly owned by FC2E, 1,203,885 shares are directly owned by FCL and 32,105 shares are directly owned by FCLP. Schuh is a Manager of FCM2 and
                                              FCLM. Schuh may be deemed to have shared power to vote all of these shares. Schuh hereby disclaims beneficial ownership of shares reported herein, except to the extent of any pecuniary interest therein and any shares held in his name.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              63,250 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              4,426,619 shares, of which 2,833,785 are directly owned by FC2,
                                              119,282 shares are directly owned by FC2P, 237,562 shares are directly owned by FC2E, 1,203,885 shares are directly owned by FCL and 32,105 shares are directly owned by FCLP. Schuh is a Manager of FCM2 and
                                              FCLM. Schuh may be deemed to have shared power to vote all of these shares. Schuh hereby disclaims beneficial ownership of shares reported herein, except to the extent of any pecuniary interest therein and any shares held in his name.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                  4,489,869 shares
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    9.73%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 13 of 18 Pages

----------------------------------------------------------                     --------------------------------------
CUSIP NO.  04743P108                                              13 G                  Page 14 of 18 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             Adam Grosser ("Grosser")
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             United States of America
------------ ---------------------------------------------------------------------------------------------------------

             NUMBER OF               5        SOLE VOTING POWER
              SHARES                          6,045 shares
           BENEFICIALLY              -------- ------------------------------------------------------------------------
     OWNED BY EACH REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           1,235,990 shares, of which 1,203,885 shares are directly owned by FCL and 32,105 shares are directly owned by FCLP. Grosser is a Manager of
                                              FCLM. Grosser may be deemed to have shared power to vote all of these shares. Grosser hereby disclaims beneficial ownership of shares reported herein, except to the extent of any pecuniary interest therein and any shares held in his name.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                              6,045 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              1,235,990 shares, of which 1,203,885 shares are directly owned by FCL and 32,105 shares are directly owned by FCLP. Grosser is a Manager of
                                              FCLM. Grosser may be deemed to have shared power to vote all of these shares. Grosser hereby disclaims beneficial ownership of shares reported herein, except to the extent of any pecuniary interest therein and any shares held in his name.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                  1,242,035 shares
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                               [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    2.72%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*
                                                                                                    IN
------------ ---------------------------------------------------------------------------------------------------------

                                       * SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 14 of 18 Pages

Item 1

(a) Name of Issuer:                  Atheros Communications, Inc.

(b) Address of Issuer's Principal Executive Offices:

              529 Almanor Avenue
              Sunnyvale, CA  94085

Item 2

(a) Foundation Capital Management Company II, L.L.C. ("FCM2") Foundation Capital II, L.P. ("FC2")
         Foundation Capital II Principals Fund, L.L.C.  ("FC2P")
         Foundation Capital II Entrepreneurs Fund, L.L.C. ("FC2E") FC Leadership Management Co., L.L.C. ("FCLM")
         Foundation Capital Leadership Fund, L.P. ("FCL")
         FC Leadership Principals Fund, L.L.C. ("FCLP")
         James C. Anderson ("Anderson")
         William B. Elmore ("Elmore")
         Kathryn C. Gould ("Gould")
         Paul G. Koontz ("Koontz")
         Michael N. Schuh ("Schuh")
         Adam Grosser ("Grosser")

FCM2 is the General Partner of FC2 and the Manager of FC2P and FC2E, and may be deemed to have sole power to vote and sole power to dispose of shares of the Issuer directly owned by FC2, FC2P and FC2E. FCLM is the General Partner of FCL and the Manager of FCLP, and may be deemed to have sole power to vote and sole power to dispose of shares of the Issuer directly owned by FCL and FCLP. Anderson, Elmore, Gould, Koontz and Schuh are Managers of FCM2, and may be deemed to have shared power to vote and shared power to dispose of the shares of Issuer directly owned by FC2, FC2P and FC2E. Elmore, Gould, Koontz, Schuh and Grosser are Managers of FCLM, and may be deemed to have shared power to vote and shared power to dispose of the shares of Issuer directly owned by FCL and FCLP.

(b) Address of Principal Business Office:

              c/o Foundation Capital
              70 Willow Road, Suite 200
              Menlo Park, CA  94025

(c) Citizenship:

FCM2, FC2, FC2P, FC2E, FCLM, FCL and FCLP - Delaware, United States of America Anderson, Elmore, Gould, Koontz, Schuh and Grosser - United States of America

(d) Title of Class of Securities: Common Stock

(e) CUSIP Number: 04743P108



Item 3            Not applicable.

                               Page 15 of 18 Pages

Item 4            Ownership.

The following information with respect to the ownership of the Common Stock of the Issuer by the persons filing this Statement is provided as of December 31, 2004:

========================= ========== =========== ========== ========== ========== ========== ===========
Ownership/Power             FCM2        FC2        FC2P       FC2E       FCLM        FCL        FCLP
------------------------- ---------- ----------- ---------- ---------- ---------- ---------- -----------
Beneficial Ownership       3,190,629  2,833,785    119,282    237,562  1,235,990   1,203,885    32,105
------------------------- ---------- ----------- ---------- ---------- ---------- ---------- -----------
Percentage of Class          7.01      6.23        0.26       0.52        2.72       2.65       0.07
------------------------- ---------- ----------- ---------- ---------- ---------- ---------- -----------
Sole Voting Power         3,190,629  2,833,785    119,282    237,562  1,235,990   1,203,885    32,105
------------------------- ---------- ----------- ---------- ---------- ---------- ---------- -----------
Shared Voting Power          0           0           0          0          0          0           0
------------------------- ---------- ----------- ---------- ---------- ---------- ---------- -----------
Sole Dispositive Power     3,190,629  2,833,785    119,282    237,562  1,235,990  1,203,885     32,105
------------------------- ---------- ----------- ---------- ---------- ---------- ---------- -----------
Shared Dispositive Power    0           0           0          0          0          0           0
========================= ========== =========== ========== ========== ========== ========== ===========

========================= =========== ========== ========== =========== =========== ============
Ownership/Power            Anderson    Elmore      Gould      Koontz      Schuh       Grosser
------------------------- ----------- ---------- ---------- ----------- ----------- ------------
Beneficial Ownership      3,190,629   4,449,237  4,508,561  4,426,619   4,489,869   1,235,990
------------------------- ----------- ---------- ---------- ----------- ----------- ------------
Percentage of Class          7.01        9.73       9.73       9.73        9.73         2.72
------------------------- ----------- ---------- ---------- ----------- ----------- ------------
Sole Voting Power              0        22,618     81,942        0        63,250       6,045
------------------------- ----------- ---------- ---------- ----------- ----------- ------------
Shared Voting Power        3,190,629   4,426,619  4,426,619  4,426,619   4,426,619   1,235,990
------------------------- ----------- ---------- ---------- ----------- ----------- ------------
Sole Dispositive Power         0        22,618     81,942        0         63,250      6,045
------------------------- ----------- ---------- ---------- ----------- ----------- ------------
Shared Dispositive Power   3,190,629   4,426,619  4,426,619  4,426,619   4,426,619   1,235,990
========================= =========== ========== ========== =========== =========== ============


Item 5        Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

Item 6        Ownership of More Than Five Percent on Behalf of Another Person.

Under certain circumstances set forth in the limited partnership agreement of FC2 and FCL and the limited liability company agreements of FCM2, FC2P, FC2E, FCLM and FCLP, the general partner, members and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the Issuer owned by each such entity of which they are a partner.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company.

              Not applicable.

Item 8        Identification and Classification of Members of the Group.

              Not applicable.

Item 9        Notice of Dissolution of Group.

              Not applicable.


                               Page 16 of 18 Pages

Item 10  Certification.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 10, 2005

/s/ William B. Elmore
---------------------
William B. Elmore, individually and on behalf of Foundation Capital Management Company II, L.L.C. in his capacity as a Manager thereof, and on behalf of Foundation Capital II, L.P., Foundation Capital II Principals Fund, L.L.C. and Foundation Capital II Entrepreneurs Fund, L.L.C. in his capacity as a Manager of Foundation Capital Management Company II, L.L.C., the General Partner of Foundation Capital II, L.P. and the Manager of Foundation Capital II Principals Fund, L.L.C. and Foundation Capital II Entrepreneurs Fund, L.L.C.

/s/ William B. Elmore
---------------------

William B. Elmore, individually and on behalf of FC Leadership Management Co., L.L.C. in his capacity as a Manager thereof, and on behalf of Foundation Capital Leadership Fund, L.P. and FC Leadership Principals Fund, L.L.C. in his capacity as a Manager of FC Leadership Management Co., L.L.C., the General Partner of Foundation Capital Leadership Fund, L.P. and the Manager of FC Leadership Principals Fund, L.L.C.

/s/  James C. Anderson
----------------------
Signature

/s/  William B. Elmore
----------------------
Signature

/s/ Kathryn C. Gould
----------------------
Signature

/s/ Paul G. Koontz
----------------------
Signature

/s/ Michael N. Schuh
----------------------
Signature

/s/ Adam Grosser
----------------------
Signature

Exhibit(s):

A:       Agreement of Joint Filing

                               Page 17 of 18 Pages

                                    EXHIBIT A


We, the undersigned, hereby express our agreement that the attached Schedule 13G (or any amendments thereto) relating to the Common Stock of Atheros Communications, Inc. is filed on behalf of each of us.

Dated:  February 10, 2005

/s/ William B. Elmore
----------------------
William B. Elmore, individually and on behalf of Foundation Capital Management Company II, L.L.C. in his capacity as a Manager thereof, and on behalf of Foundation Capital II, L.P., Foundation Capital II Principals Fund, L.L.C. and Foundation Capital II Entrepreneurs Fund, L.L.C. in his capacity as a Manager of Foundation Capital Management Company II, L.L.C., the General Partner of Foundation Capital II, L.P. and the Manager of Foundation Capital II Principals Fund, L.L.C. and Foundation Capital II Entrepreneurs Fund, L.L.C.

/s/ William B. Elmore
----------------------
William B. Elmore, individually and on behalf of FC Leadership Management Co., L.L.C. in his capacity as a Manager thereof, and on behalf of Foundation Capital Leadership Fund, L.P. and FC Leadership Principals Fund, L.L.C. in his capacity as a Manager of FC Leadership Management Co., L.L.C., the General Partner of Foundation Capital Leadership Fund, L.P. and the Manager of FC Leadership Principals Fund, L.L.C.

/s/  James C. Anderson
----------------------
Signature

/s/  William B. Elmore
----------------------
Signature

/s/ Kathryn C. Gould
----------------------
Signature

/s/ Paul G. Koontz
----------------------
Signature

/s/ Michael N. Schuh
----------------------
Signature

/s/ Adam Grosser
----------------------
Signature


                               Page 18 of 18 Pages